Blue Sphere Corporation S-1

Exhibit 10.32

WASTE DELIVERY AGREEMENT

This WASTE DELIVERY AGREEMENT (this “Agreement”), is made and entered into effective as of this 13th day of October, 2016 (the “Effective Date”) by and among ORBIT ENERGY RHODE ISLAND, LLC. a Rhode Island limited liability company (“Receiver”), and RENEWABLE ORGANICS MANAGEMENT, LLC, a Vermont, limited liability company (“Supplier”). Receiver and Supplier shall be collectively referred to as the “Parties”, and each individually a “Party.”

RECITALS

WHEREAS, Receiver is developing an anaerobic digestion biogas to energy plant located at the corner of Scituate Road and Old Pocaset Road, Johnson, Rhode Island (the “Facility”) to convert certain organic waste materials (as more particularly set forth in Schedule Ito this Agreement, “Conforming Waste”) into biogas to generate electricity and other end-use products and will accept Conforming Waste for a tipping fee at the Facility as specified on Schedule 4 to this Agreement (the “Tipping Fee”) from Supplier and other waste generators and waste haulers for use in the Facility’s digesters under the terms of this Agreement;

WHEREAS, Supplier operates a business that generates and or transports Conforming Waste;

WHEREAS, Receiver desires to accept and Supplier desires to deliver Conforming Waste in accordance with the terms and provisions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the Parties hereinafter set forth it is hereby agreed by and between the Parties hereto as follows:

1.	Term. Receiver shall notify Supplier in writing (the “Commencement Date Notice”) of the anticipated date on which the Facility shall commence to receive Conforming Waste (the “Commencement Date”), which shall be no fewer than twenty (20) calendar days following the delivery of the Commencement Date Notice. This Agreement shall take effect on the Effective Date and shall remain in effect for a period of five (5) years from the Commencement Date (the “Term”) unless terminated under the provisions of Section 5. Provided that Supplier is not in default of its obligations in this Agreement, Supplier shall have the option to extend the Term by an additional five (5) years commencing immediately at the expiration of the initial Term (the “Option”) by providing Receiver with ninety (90) days written notice prior to the expiration of the initial Term.

2.	Delivery and Acceptance of Conforming Waste.

(A)	Commencing on the Commencement Date and for the remainder of the Term, Supplier shall deliver Conforming Waste, and Receiver shall accept Conforming Waste, at the Facility in accordance with the delivery schedule attached hereto as Schedule 2 (the “Delivery Schedule”). The Delivery Schedule shall provide fora minimum delivery of 250 short tons of Conforming Waste per Delivery Day (the “Minimum Daily Delivery Quantity”) and a maximum delivery of 320 short tons of Conforming Waste per Delivery Day (the “Maximum Daily Delivery Quantity”) as provided on the Delivery Schedule. “Delivery Day’ means Monday through Friday between 8 AM and 5 PM prevailing Eastern Time and Saturday between 8 AM and 2 PM prevailing Eastern Time. Supplier shall deliver Waste to the Facility only on Delivery Days, except as otherwise mutually agreed by the Parties.

(B)	If Supplier will be unable to deliver the Minimum Daily Delivery Quantity for five (5) consecutive days, Supplier shall notify Receiver at least seven (7) days prior to such anticipated missed delivery.

(C)	Receiver shall not be obligated to accept any quantity of Conforming Waste above the Maximum Daily Delivery Quantity, but may, from time to time, elect to do so at its sole discretion by written notice to Supplier. For any Conforming Waste in excess of the Maximum Daily Delivery Quantity tendered for Delivery at the Facility but not accepted by Receiver (the “Excess Waste”), Supplier shall have sole responsibility for (i) the cost of transporting such Excess Waste from the Facility and (ii) the legal disposal of the Excess Waste.

(D)	Supplier shall deliver only Conforming Waste to the Facility. Receiver has no obligation to accept any waste other than Conforming Waste (“Nonconforming Waste”, together with Conforming Waste, the “Waste”) at the Facility. Receiver shall be entitled to inspect each delivery of materials and reject any such delivery. If Receiver deems, in its reasonable discretion, any delivered Waste to be Nonconforming Waste, Supplier shall be solely responsible for (i) the cost of transporting such Nonconforming Waste from the Facility and (ii) the lawful disposal of the Nonconforming Waste.

(E)	Supplier shall notify Receiver immediately on the arrival of a shipment of Conforming Waste at the Facility, which notification shall include a property completed waste transfer note in the form required by applicable law and attached hereto as Schedule 3. Upon arrival at the Facility, the driver shall deliver a copy of such waste transfer note to appropriate personnel at the site office.

(F)	Supplier shall be responsible for the cost of collecting, transporting and unloading the Conforming Waste delivered to the Receiver. All drivers delivering Waste to the Facility shall be appropriately trained and shall wear suitable personal protective gear.

(G)	All Conforming Waste delivered to the Facility by or on behalf of the Supplier shall be supplied by the Supplier free from all third party rights or interests. Title to and liability for Conforming Waste shall pass to Receiver upon delivery to and acceptance by Receiver at the Facility. Title to and liability for Nonconforming Waste shall remain with Supplier; provided, however, if Receiver fails to reject such Nonconforming Waste in accordance with this Section 2, title to and liability for Nonconforming Waste shall pass to Receiver upon acceptance of Waste by Receiver at the Facility,

(H)	Conforming Waste shall be weighed by Receiver, in accordance with local jurisdiction law and accepted industry practices, by scales maintained by Receiver at the Facility and periodically tested, calibrated and certified by the Rhode Island Department of Labor and Training. The Parties shall use such weights as required for any fees related to the Waste.

3.	Price; Payment.

(A)	Supplier shall pay to Receiver a Tipping Fee as specified an the pricing schedule attached hereto as Schedule 4 (the “Pricing Schedule”) per short ton of Conforming Waste.

(B)	Weekly during the Term, Receiver shall provide to Supplier an invoice (an “Invoice”) that includes (i) the quantities of Conforming Waste, (ii) the applicable Tipping Fee, and (iii) the total amount due to Supplier for the prior week (the “Weekly Payment”), Payment shall be due no later than thirty (30) days following the date of the Invoice (the “Due Date”).

(C)	If the Supplier reasonably and in good faith disputes any Invoice or any portion thereof, Supplier shall pay the amount in dispute by the Due Date and shall give the Receiver notice in writing of such dispute (“Dispute Notice”) on or prior to the Due Date for such Invoice (the “Dispute Period”), including reasonable documentation to support Supplier’s position, If Supplier fails to provide a Dispute Notice within the Dispute Period, the Invoice shall be deemed to have been accepted in full. Upon timely receipt of a Dispute Notice by Receiver, the Parties shall attempt to resolve such dispute amicably. Upon resolution of any disputed amount, the agreed-upon amount shall be adjusted up or down, as the case may be, on the next Invoice. Notwithstanding the above, all Weekly Payments, including those that are currently disputed, shall continue to be paid in accordance with the above paragraph.

4.	Default; Remedies.

(A)	The following shall be considered events of default (each a “Default”):

1.	The other Party (the “Defaulting Party”) (1) becomes insolvent and commences a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities; (ii) has a receiver appointed by or for it (and such receiver appointed for it is not discharged or otherwise removed within 60 days after appointment); (iii) has a petition in bankruptcy or reorganization filed by or against it (and in the case of an involuntary petition, such petition is not dismissed or stayed within 60 days); (iv) commits a material breach of its representations or warranties for which there shall be no cure; (v) assigns this Agreement in violation of Section 6; (vi) commits a material breach of its covenants or obligations under this Agreement and fails to cure or diligently prosecute the cure within thirty (30) days following written notice of such alleged breach from the non-breaching Party to the allegedly breaching Party; provided, however, that if the breach is of a nature that cannot reasonably be cured within such thirty (30) day period following written notice, then such period shall be extended for an additional thirty (30) days; or (vu) ceases to do business at any time for thirty (30) consecutive days.

2.	Supplier fails to deliver at least the Minimum Daily Delivery Quantity for fourteen (14) consecutive Delivery Days and in the fourteen (14) days thereafter fails to deliver such amounts of Conforming Waste (i) to satisfy its Minimum Daily Delivery Quantity and (ii) to make up for the shortfall of Conforming Waste from the preceding fourteen (14) day period.

3.	Supplier fails to deliver any Conforming Waste for a period of seven (7) consecutive days; or

4.	Supplier fails to pay any amount due under this Agreement by the Due Date, which failure continues for a period of at least fifteen (15) days following notice thereof delivered by Receiver.

(B)	With the exception of the Default provided in Section 4(A)(2) above, if at any time a Default has occurred, the other Party (the “Non-Defaulting Party”) will, without limiting the rights or remedies available to the Non-Defaulting Party under this Agreement or applicable law, have the right:

1.	To terminate this Agreement by providing the Defaulting Party written notice of the termination date which shall be no less than thirty (30) days after the date such notice is provided by the Non-Defaulting Party;

2.	To withhold any payments due to the Defaulting Party under this Agreement; or

3.	To suspend performance due to the Defaulting Party under this Agreement.

(C)	With regard to the Default provided in Section 4(A)(2) above, if at any time such a Default occurs, Receiver shall have the tight, in its sole and absolute discretion, to either (1) terminate this Agreement as provided in Section 4(B)(l) above, or (2) present anew Waste Delivery Agreement for consideration by the Supplier taking into account the average amount of Conforming Waste delivered by Supplier in the twenty-eight (28) days prior to the Default when memorializing the new Minimum Daily Delivery Quantity.

(D)	Notwithstanding the foregoing, the rights and remedies contained in this Section 4 are cumulative with the other rights and remedies available under this Agreement or at law or in equity.

5.	Termination.

(A)	Supplier may terminate this Agreement without penalty should Receiver not achieve the Commencement Date prior to December 31, 2016.

(B)	Receiver may terminate this Agreement (1) should a material change in law prevent it from operating the Facility profitably using prudent industry practices, and (2) pursuant to Sections 4(13) or 4(C) of this Agreement. In the event Receiver terminates this Agreement in accordance with Section 4, Receiver shall use commercially reasonable efforts to mitigate such costs and expenses.

6.	Assignment; Change of Control.

(A)	Receiver may assign this Agreement as collateral for any financing or in connection with a change of control without the consent of Supplier. The assignee shall be bound to all rights and obligations of the Receiver of this Agreement. Supplier hereby agrees to execute an estoppel, confirmations or other requested document on behalf of the financing, with such execution not to be conditioned or delayed. In the event that Receiver assigns this Agreement in connection with the sale of the Facility or in connection with a change of control involving fifty and one tenths percent (50.1%) or more of the controlling ownership interest of Receiver, and the purchaser of the Facility or the controlling ownership interest of Receiver is a direct competitor of Supplier for the delivery of Conforming Waste, Supplier shall have the right, upon thirty (30) days prior notice to Receiver, to terminate this Agreement.

(B)	Any assignment of this Agreement by Supplier shall require the prior consent of Receiver, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Supplier may assign this Agreement, upon prior written notice to Receiver, to an affiliated entity which is directly or indirectly controlled by or under common control with Supplier.

7.	Force Majeure. A “Force Majeure Event” means the occurrence of any event or circumstance beyond the reasonable control of a Party which results in the failure or delay by such Party of some performance under this Agreement, in full or part, including, but not limited to, the following: an act of God; war (declared or undeclared); sabotage; riot: civil unrest or disturbance; terrorist activity; economic sanction or embargo; epidemic; civil strike, explosion; lire; volcanic activity; earthquake; action of the elements; hurricane; flood; impassable roads; the binding order of any applicable governmental authority; the delay of or failure to act on the part of any Governmental Authority; failure or unavailability of equipment, supplies or products; or Change in Law. Upon the occurrence of a Force Majeure Event, the affected Party shall immediately notify the unaffected Party of the Force Majeure Event and include the nature and expected impact of the event. During the period of the Force Majeure Event, neither Party shall be shall be deemed to be in breach of this Agreement or otherwise liable to the other Party fix performance or non-performance of its obligations (other than payment obligations) under the terms of this Agreement. The affected Party shall use reasonable efforts to resolve the Force Majeure Event, to the extent that resolution of the Force Majeure Event may be reasonably controlled by such Party. Upon cessation of the Force Majeure Event, the affected Party shall give prompt written notice to the unaffected Party.

8.	Representations and Warranties.

(A)	Each Party is duly organized, validly existing and in good standing under the laws of the state of its formation and the execution and delivery by such Party of, and the performance of its obligations under, this Agreement has been duty authorized by all necessary action, does not and will not require any further consent or approval of any other Person.

(B)	The Parties shall perform their obligations hereunder in compliance with any and all applicable laws and governmental regulation.

(C)	Supplier represents, warrants and covenants that all Waste delivered to the Facility shall be Conforming Waste.

(D)	Receiver represents, warrants and covenants that the Facility has been issued permits, licenses, certificates or approvals required by valid and applicable laws, ordinances and regulations necessary to allow the Facility to accept. treat. incinerate and/or dispose of Conforming Waste.

(E)	Other than as set forth herein neither Patty makes any representation or warranty concerning the Facility, either Party’s capabilities to enter into and execute the obligations of this Agreement. Except for the representations and warranties contained within this Agreement, neither Party has relied on any additional statements of the other Party or its affiliates.

9.	Indemnification; Limit of Liability. Each Party (the “Indemnifying Party”) shall indemnify, save harmless and defend the other Party and its directors, officers, employees and agents (collectively, the “Indemnified Party”) from and against any and all claims, losses, damages, injuries, and liability, and all costs and expenses attributable thereto (including attorneys’ fees for counsel reasonably acceptable to the Indemnified Party), resulting from or arising directly or indirectly, out of, or in consequence of, or involving or relating to, (i) the performance or any breach of this Agreement by the Indemnifying Party or iii) the breach of a covenant. representation or warranty by the Indemnifying Party set out in this Agreement. This indemnity shall not apply in the instance of a deliberate or negligent act or omission, fraud, intentional misrepresentation or willful misconduct by the Indemnified Party. NEITHER PARTY, ITS AFFILIATES, SUBCONTRACTORS, AGENTS AND EMPLOYEES, SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL LOSSES OR DAMAGES.

10.	Governing Law; Arbitration; Venue. This Agreement shall he governed by the laws of the State of Rhode Island. Any action brought to interpret or enforce any provisions of this Agreement shall be resolved exclusively by arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules. The place of arbitration shall be Charlotte, North Carolina,

11.	Insurance.

(A)	Each Party, at its own expense, shall maintain general liability insurance with a reputable insurance company in the amount of $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate.

(B)	Supplier shall additional maintain in force:

1.	Worker’s compensation insurance at statutory levels.

2.	Motor vehicle liability insurance insuring against bodily injury and property damage claims arising out of the ownership, use, or maintenance of any motor vehicle at a minimum amount of $1,000,000.00.

(C)	Each of the Parties shall provide evidence of the above insurance upon request.

12.	Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors and is not intended to create a partnership or any other co-owned enterprise.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, whether oral or written, of the Parties. No amendment or modification to the terms of this Agreement shall be effective unless in writing signed by duly authorized representatives of all Parties hereto.

14.	Non-Waiver; No Third Party Beneficiaries. No waiver by a Party of any of its rights in this Agreement shall be construed as a waiver of any other right, matter or default nor a waiver of any subsequent breach of the same or any provision. All waivers shall be in writing signed by the waiving Party. This Agreement is made and entered into for the sole benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, have any rights under, or have any direct or indirect cause of action or claim in connection with this Agreement.

15.	Survival of Provisions. The terms of this Agreement shall survive fora period of three (3) years following the termination of this Agreement.

16.	Confidentiality; Publicity. Supplier undertakes to keep the contents of this Agreement and any information relating to or arising out of its operation confidential and shall not disclose the same to any third party during the Term and for a period of two (2) years thereafter. Notwithstanding the foregoing, Supplier may disclose confidential information (a) to its legal and technical advisors who are under a similar contractual or legal restriction on disclosure of such information. (b) to the extent required by law, order of a court or any regulatory authority having jurisdiction over Supplier, and (c) to the extent that such information is already in the public domain other than by breach of this Section or the breach of a third party of any obligation of confidentiality. Neither Party may make any press release, public announcement or disclosure of this Agreement without the prior written consent of the other, which consent shall not unreasonably be withheld, delayed or conditioned. Notwithstanding the foregoing, Receiver may disclose information regarding this Agreement for the purposes of financing.

17.	Severability; Further Assurances. In the event that any provision of the Agreement shall be found to be void or unenforceable, all other provisions shall remain in full force and effect unless the provisions which are void or unenforceable shall substantially affect the rights or obligations granted to or undertaken by either Party. If further instruments are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurances reasonably necessary and proper to carry out the terms of this Agreement

18.	Notices. All notices required or permitted under the terms of this agreement shall be delivered to the following addresses of each Party (as such addressed may be modified from time to time by notice to the other Party) and may be delivered by express courier. first class mail or by electronic means (email or facsimile transmission). Notices shall be deemed received when actually received, if delivered by express courier or electronic means, or in the case of first class mail, 5 days following mailing.

19.	Execution. This Agreement may be executed via facsimile or .pdf counterparts, may be transmitted electronically by the Parties, and a facsimile or .pdf signature page shall be deemed an original for purposes of this Agreement.

IN WITNESS WHEREOF, Receiver and Supplier have caused this Agreement to be executed by their respective duly authorized officers on the date first written above.

RECEIVER:		SUPPLIER:

/s/	ORBIT ENERGY RHODE ISLAND, LLC	/s/	RENEWABLE ORGANICS MANAGEMENT, LLC
	a Rhode Island limited liability company		a Vermont limited liability company